EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of May 15, 2019 (the “Effective Date”), is made by and between CURE Pharmaceutical Corporation, a Delaware corporation (together with any successor thereto, the “Company”), and Michael Redard (the “Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Parties mutually desire to set forth the terms and conditions upon which the Company will compensate Executive for his services as an employee following the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1. Employment.

(a) General. From and after the Effective Date, the Company shall employ Executive for the period and in the position set forth in this Section 1, subject to the terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and continue for a period of one year, unless terminated in accordance with Section 3. Following the expiration of the initial Term, the Term shall be extended by one year unless terminated by one of the Parties.

(c) Position and Duties. Executive shall serve as Chief Financial Officer of the Company with such customary responsibilities, duties and authority normally associated with such position and as may, from time to time, be assigned to Executive by the Board of Directors of the Company, consistent with such position. In the performance of such duties, Executive shall report to the Chief Executive Officer. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company, provided however, that the Company acknowledges and agrees that Executive shall be permitted to engage in and pursue such contemporaneous activities and interests as Executive may desire, for personal profit or otherwise, provided such activities do not materially interfere with Executive’s performance of his duties and obligations to the Company under this Agreement; specifically, Executive may serve as a director, consultant, advisor, or in any other capacity to businesses that are not engaging in activities that are competitive with the Business activities engaged in by the Company or for a business entity approved by the CEO of the Company. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, and as delivered or made available to Executive (each, a “Policy”).

2. Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive a base salary at a rate of $170,000.00 per annum (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”). The Annual Base Salary shall be paid in equal installments in accordance with the customary payroll practices of the Company, but no less frequently than monthly. The Company’s Board shall review Executive’s salary at least once a year and shall increase Executive’s salary if, in the sole discretion of the Board, an increase is warranted. In Addition, Executive shall be eligible to participate in any and all employee and health benefit plans, including, but not limited to, health, medical, dental, alternative care, chiropractic, and mental health plans; and other employee benefit plans, including, but not limited to, life insurance, disability insurance, savings plans, qualified pension plans, fringe benefits and perquisites that may be established by the Company from time to time for the benefit of other Company employees of comparable status. The Employee shall be required to comply with the conditions attendant to coverage by such preceding plans and policies and shall comply with and be eligible for benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.

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(b) Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(c) Options. The Company shall grant Employee, pursuant to the terms and conditions of Company’s 2017 Incentive Compensation Plan (the “2017 Plan”) as adopted, a stock option (the “Options”) to purchase up to 250,000 shares of the shares issuable under the 2017 Plan as of the date of its adoption. Two hundred thousand (200,000) stock options shall vest over four years in 6.5% increments at the end of each quarter after the Effective Date until fully vested and fifty thousand (50,000) shall be fully vested on the Effective Date. Each share subject to the Options shall have an exercise price equal to the fair market value of Company’s common stock on the date of the grant of the Options, as determined in accordance with the terms of the 2017 Plan.

(d) Bonus Plan. The Company intends to create a bonus plan for key executives. Key executives will share in a percentage of net revenue under such future bonus plan to be approved by the Board of directors and will include a 2% net annual revenue share.

3. Termination.

(a) The Parties acknowledge that Executive’s employment during the Term will be at-will, as defined under applicable law, and that Executive’s employment with the Company during the Term may be terminated with or without cause by either party, as applicable under the following circumstances, provided that, in all cases, the termination is subject to all of the severance and equity acceleration terms in this Agreement.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 shall be communicated to the other party by a written notice which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date following the date of Company’s receipt of such Notice of Termination that is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination (defined as the last day of Executive’s employment at the Company) on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.

(c) No Other Compensation. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in this Section 3, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder, if any, shall cease upon the termination of Executive’s employment hereunder.

(d) Termination Without Cause or Voluntary Termination for Good Reason. In the event the Company terminates Executive’s employment during the Term without Cause (as defined in Section 3(g) below), or in the event of Executive’s voluntary termination of his employment with the Company for Good Reason (as defined in Section 3(d) below), the Executive shall receive Severance Compensation (defined in Section 3(f) below).

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(e) Good Reason to Resign. Executive has the right to voluntarily terminate employment and collect Severance Compensation if: (i) there is a material diminution in duties, responsibility or authority; (ii) there is a material diminution in the Executive’s Annual Base Salary and/or bonus potential, other than in conjunction with a reduction in salaries or bonus potential affecting all officers of the Company, provided that the percentage of reduction in Executive’s Annual Base Salary and/or bonus potential shall be no larger than the percentage reduction of the officer of the Company receiving the least reduction in base salary and/or bonus potential; (iii) in the event of a change of control there is a relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles; or (iv) there is any material breach by the Company of any material provision of this Agreement which shall remain uncured for a period of thirty (30) days following receipt by the Company of notice from Executive within ninety (90) days of the breach, of his intention to resign because of such breach.

(f) Change of Control. Change of Control shall mean the consummation by Company of any transaction (or series of related transactions) of the following events: (a) any third party (or group of third parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock or other ownership interests (as applicable) then outstanding shares normally entitled to vote in elections of directors or equivalent governing body; or (b) the consolidation with or merger into another entity, or any entity consolidating with or merging into Company, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock or other ownership interests (as applicable) outstanding of the surviving entity normally entitled to vote in elections of directors or equivalent governing body is not held by the parties holding at least fifty percent (50%) of the outstanding stock or other ownership interests (as applicable) of Company immediately preceding such consolidation or merger, (c) any other arrangement whereby a third party controls or has the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management or policies of Company or (d) Company shall dissolve, transfer, sell, assign, mortgage, encumber, pledge, or otherwise dispose of (i) all or substantially all of its assets, or (ii) any controlling interest in its business (whether in the form of stock or otherwise).

(g) Severance Compensation. In the event Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, (i) Company shall pay Executive and Executive shall accept as severance compensation for the termination of Executive’s services, an amount equal to two (2) weeks’ salary for every month Executive has been employed by Company up to the Date of Termination for a maximum total severance compensation equal to twelve (12) months’ salary (at the highest rate of compensation Executive received in the year immediately prior to termination), less applicable deductions, to be paid not later than thirty (30) days from Executive’s Date of Termination; (ii) Executive’s equity shall be subject to accelerated vesting, 100% immediate vesting in the event of a Change of Control of the Company and one (1) year’s accelerated vesting in the event of involuntary termination without Cause or voluntary termination for Good Reason; (iii) the Company shall pay o n e (1) m o n t h o f Executive’s COBRA premiums directly to the COBRA administrator, provided Executive timely elects COBRA coverage, for every two (2) months that Executive has been employed by Company up to the Date of Termination for a maximum of six (6) months o f Executive’s COBRA premiums; (iv) Executive shall be entitled to continue participating in employee welfare benefit plans described in Section 2(a) in accordance with their terms, at the Company’s sole expense, for the shorter of six months or until such time as Executive becomes eligible to participate in a benefit plan offered by another employer; and (v) Executive will be granted a post-termination exercise period (the “Exercise Period”) for vested stock options of one (1) year from the anniversary of the Date of Termination; provided that, in the event Company is unable to legally issue stock and/or Executive is unable to legally sell Company stock, then the Exercise Period commences only after such barriers to such purchase and/or sale are removed.

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(h) Cause. For purposes of this Agreement, “Cause” shall mean only the Executive’s: (i) willful, substantial, and repeated refusal to follow a lawful and reasonable directive of the Company’s Board; (ii) willful, substantial, and repeated gross neglect of his obligations to the Company which causes a material economic loss to the Company other than such failure resulting from Employee’s incapacity due to physical or mental illness; or (iii) conviction of a felony crime involving moral turpitude. Executive shall not be terminated for Cause under and (ii) above unless the Board delivers to the Executive a written statement identifying all the ways in which the Board believes Cause exists under (i) and/or (ii), as applicable, and Executive is given thirty (30) days to cure, providing that if Executive cures, Cause shall not exist under (i) and/or (ii), as applicable. Termination of this Agreement in connection with a change in control shall not constitute termination for Cause.

(i) Specified Employee. Notwithstanding any other term in this Agreement, if, at the time of Executive’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (“Separation”), Executive is a “specified employee,” as defined in Treasury Regulation § 1.409A-1(i), to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under 26 U.S.C. § 409A(a)(2)(B)(i), that portion of Executive’s benefits shall not be provided to Executive before the earlier of (a) six (6) months and one day after Executive’s Separation from the Company, or (b) the date of Executive’s death. All payments deferred pursuant to this section shall be paid in a lump sum to Executive on the date which is six (6) months and one day after Executive’s Separation, or the date of Executive’s death, as applicable, and any remaining payments due under this Agreement shall be paid as required by this Agreement.

4. Restrictive Covenants.

(a) General. Executive acknowledges that the Company has provided, and during the Term, the Company from time to time will continue to provide, Executive with access to its proprietary information. Ancillary to the rights provided to Executive as set forth in this Agreement, the Company’s provision onConfidential Information, and Executive’s agreements regarding the use of same, to protect the value of any Confidential Information, the Parties agree to the provisions (A) against unfair competition, (B) respecting Executive’s use of proprietary information and the protection of such information, and (C) the ownership of inventions developed by Executive in the course of Executive’s engagement or employment by or relationship with the Company, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment.

(b) Noncompetition; Non-solicitation.

(i) Noncompetition. Executive shall not, at any time during the Term, directly or indirectly engage in, have any equity interest in, manage or provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business that competes with any portion of the Company’s Business (defined below), anywhere in the world.

(ii) Nonsolicitation. Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company to (A) terminate or reduce its arrangement or business with the Company, or (B) otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee or independent contractor of the Company to terminate his or her employment or arrangement with the Company, or (y) employ any such individual during his or her employment or engagement with the Company and for a period of twelve months after such individual terminates his or her employment or engagement with the Company.

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(iii) Blue Penciling. In the event that the terms of this Section 4(b) are determined, by a court of competent jurisdiction, to be unenforceable by reason of its duration, geographical scope, breadth or for any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

5. Proprietary Information and Inventions Agreement. The Parties have executed the Company’s standard Proprietary Information and Inventions Agreement, which agreement is incorporated herein by reference (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of hers therein contained.

6. Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

7. Non-Disparagement. Each party agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude either party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” shall mean remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

8. Definitions. As used in Section 4, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company, specifically, drug delivery, as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.

9. Rights and Remedies Upon Breach. It is recognized and acknowledged by Executive that a breach of the covenants contained in this Section 4 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 4, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief. In addition, in the event Executive breaches any of the provisions of this Section 4, the Company shall be entitled to immediately cease all payments under Section 2 above.

10. Acknowledgment by Executive. Executive has carefully read and considered the provisions of this Section 4, and, having done so, acknowledges and agrees that the restrictions set forth in this Section 4, including, but not limited to, the Restriction Period, are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and all other employees of the Company.

11. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any affiliate or successor, all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

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12. Miscellaneous Provisions.

(a) Governing Law; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. The Parties hereby agree that any such court shall have in person jurisdiction over it and consents to service of process in any manner authorized by California law.

(b) Validity. The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to either party shall be effective upon receipt (or refusal of receipt), and shall be in writing and delivered personally or sent by email, facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company:

CURE Pharmaceutical Corporation 1620 Beacon

Place Oxnard, CA 93033

Attention: Chief Executive Officer

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, together with the Proprietary Information and Inventions Agreement and any other agreements referenced in this Agreement (i.e., the 2017 Plan and the Bonus Plan), which are all incorporated by reference, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including, without limitation, any offer letter, employment or consulting agreement between the Company and Executive; however, Executive hereby reaffirms his obligations under any previous confidentiality, assignment of inventions or noncompetition agreement with the Company and agrees that this Agreement does not supersede or modify any continuing obligations thereunder. The Company shall be entitled to enforce any and all such agreements against Executive to ensure that the Company receives the benefit of all such agreements. To the extent any provisions of any other agreement between the parties conflicts with the terms of this Employment Agreement, the terms of this Agreement shall prevail. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement shall be interpreted to comply with the requirements of I.R.C. § 409A, and, if necessary, the parties will work in good faith to amend the Agreement to comply with § 409A.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

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(f) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(g) Arbitration. The Parties agree to submit any and all disputes, controversies, or claims based upon, relating to, or arising from Executive’s employment with the Company (other than workers’ compensation claims) or the terms, interpretation, performance, breach, or arbitrability of this Agreement to final and binding arbitration before a single neutral arbitrator in San Diego County, California. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. Notwithstanding the Rules, the Parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure, and prior to the arbitration hearing the Parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). Each party shall bear his, her or its own attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration, unless the arbitrator finds that a statutory award of attorneys’ fees is appropriate. The Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. If either party is required to compel arbitration of a dispute governed by this paragraph, the prevailing party shall be entitled to recover from the other party reasonable costs and attorneys’ fees incurred to compel arbitration. This Section 6(i) is intended to be the exclusive method for resolving any and all claims of the Parties against each other for payment of damages under this Agreement or relating to Executive’s employment or service.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legally possible, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding arise.

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(l) Survival. This Section 6(l) and the covenants, agreements, representations and warranties contained in or made in Sections 2(c), 3(c), 4 and 6, and in the last sentence of Section 3(e), shall survive the expiration or any termination of this Agreement for any reason.Indemnification. Company shall indemnify Executive to the fullest extent permitted by law for all claims, allegations, investigations, or settlements of any kind brought or alleged to be brought against Executive, at any time, for any act or omission in any way related to Executive’s service to the Company, and in connection with this obligation, the Company shall immediately advance all costs and expenses, including attorneys’ fees, to Executive at any time Executive demands an advancement of costs and/or expenses. The Company’s obligation to indemnify Executive shall be construed as broadly as possible.

(m) Insurance. Executive’s position shall be specifically covered by all of the Company’s directors and officers, employment liability, and errors and omissions insurance policies (and all substantially similar insurance policies) so that Executive is fully covered by all policies at all times during and after Executive’s employment.

(n) No Mitigation. Executive shall have no duty to mitigate any breach by the Company of this Agreement.

13. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has freely entered into this Agreement based on Executive’s own judgment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the Effective Date.

CURE PHARMACEUTICAL CORPORATION	MICHAEL REDARD

/s/ Robert Davidson	/s/ Michael Redard
Rob Davidson
Chief Executive Officer

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